Exhibit 10.32

Form for Executives

A123 SYSTEMS, INC.

Restricted Stock Unit Agreement

1.             Grant of RSUs.

This Restricted Stock Unit Agreement (the “Agreement”) evidences the grant by A123 Systems, Inc., a Delaware corporation (the “Company”), on            , 20     (the “Grant Date”) to [                  ] (the “Participant”) of restricted stock units (“RSUs”) providing the Participant with the right to receive [      ] shares of common stock (“Common Stock”), $.001 par value, of the Company (each a “Share” and collectively, the “Shares”).  The grant is subject to the terms and conditions set forth in this Agreement and in the Company’s 2009 Stock Incentive Plan, as amended (the “Plan”).

2.             Vesting and Forfeiture.

(a)          While the Participant remains an employee or officer of, or consultant or advisor to, the Company or any parent or subsidiary of the Company as defined in Section 424(e) or (f) of the Code (an “Eligible Participant”), except as provided in Sections 2(b), 2(c), 2(d) and 10(c) below, the RSUs will vest in accordance with the following vesting schedule:  25% of the original number of Shares shall vest on the first anniversary of the Grant Date and an additional 6.25% of the original number of Shares shall vest at the end of each successive three-month period following the first anniversary of the Grant Date until the fourth anniversary of the Grant Date, at which time all remaining unvested Shares shall vest.  The number of Shares that vest on any date shall be rounded down to the nearest whole number of Shares.

(b)          If the Participant ceases to be an Eligible Participant for any reason or no reason, then the Participant will immediately and automatically forfeit all rights to any of the RSUs that otherwise would vest after the date the Participant’s employment or other service providing relationship ends.

(c)          Immediately before a Change in Control (as defined below), 100% of the number of unvested RSUs shall vest.  A “Change in Control” means the sale of all or substantially all of the capital stock, assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a transaction in which all or substantially all of the individuals and entities who were beneficial owners of the Common Stock immediately prior to such transaction beneficially own immediately after such transaction, directly or indirectly, more than 50% of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction).

(i)            “Cause” means (a) a good faith finding by a majority of the Board (excluding the vote of the Participant, if then a member of the Board) that (1) the Participant has failed to perform his or her reasonably assigned material duties for the Company; (2) the Participant has engaged in gross negligence or willful misconduct, which has or is expected to have a material detrimental effect on the Company, (3) the Participant has engaged in fraud, embezzlement or other material dishonesty, (4) the Participant has engaged in any conduct which would constitute grounds for termination for violation of the Company’s policies in effect at that time; or (5) the Participant has breached any material provision of any nondisclosure, invention assignment, non-competition or other similar agreement between the Participant and the Company and, if amenable to cure, has not cured such breach after reasonable notice from the Company; or (b) the conviction by the Participant of, or the entry of a pleading of guilty or nolo contendere by the Participant to, any crime involving moral turpitude or any felony.

(ii)           “Good Reason” means the occurrence, without the Participant’s written consent, of any of the events or circumstances set forth in clauses (a) through (d) below.

(a)           the assignment to the Participant of duties that involve materially less authority and responsibility for the Participant and are materially inconsistent with the Participant’s position, authority or responsibilities in effect immediately prior to the earliest to occur of (i) the Change in Control, (ii) the date of the execution by the Company of the initial written agreement or instrument providing for the Change in Control or (iii) the date of the adoption by the Board of a resolution providing for the Change in Control;

(b)           the relocation of the Participant’s primary place of business to a location that results in an increase in the Participant’s daily one way commute of at least 30 miles;

(c)           the material reduction of the Participant’s annual base salary without the Participant’s prior consent (other than in connection with, and substantially proportionate to, reductions by the Company of the annual base salary of more than 75% of its employees); or

(d)           the failure of the Company to obtain the agreement from any successor to the Company to assume and agree to perform the Participant’s Retention Agreement, if required by such Retention Agreement.

Notwithstanding the occurrence of any of the foregoing events or circumstances, such occurrence shall not be deemed to constitute Good Reason unless (x) the Participant gives the Company a notice of termination no more than 90 days after the initial existence of such event or circumstance and (y) such event or circumstance has not been fully corrected and the Participant has not been reasonably compensated for any losses or damages resulting therefrom within 30 days of the Company’s receipt of the notice of termination.

3.             Issuance of Shares.

Subject to the terms and conditions of this Agreement (including any withholding tax obligations), on or within 60 days after any date on which RSUs vests, the Company will issue to the Participant or his or her estate, if applicable, one or more certificates representing the Shares underlying such vested RSUs; provided that if the delivery of the Shares is subject to the execution of a release under Section 4.6 of the Participant’s Retention Agreement, the Shares will be delivered within 5 days of the effectiveness of the release.  Until the RSUs vest, the

Participant shall have no rights to any Shares or any rights associated with such Shares, including without limitation dividend or voting rights.

4.             Transferability.

The RSUs and Shares they represent may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of (whether by operation of law or otherwise) (collectively, a “transfer”), except that this Agreement may be transferred by the laws of descent and distribution or as otherwise permitted under the Plan.  The Participant may only transfer the Shares that have vested under the terms of this Agreement.

5.             Withholding Taxes.

(a)          The Participant acknowledges and agrees that the Participant is ultimately liable and responsible for all taxes owed in connection with the RSUs and Shares. The Company does not commit and is under no obligation to structure the RSUs to reduce or eliminate the Participant’s tax liability.  Prior to any event in connection with the RSUs (e.g., distribution of Shares) that the Company determines may result in any tax withholding obligations, whether federal, state or local, including the employee portion of any employment tax obligation (the “Tax Withholding Obligation”), the Participant must arrange for the satisfaction of the minimum amount of such Tax Withholding Obligation in a manner acceptable to the Company.

(b)          Unless the Participant chooses to satisfy the Tax Withholding Obligation by some other means in accordance with clause (c) below, the Participant’s acceptance of this Agreement constitutes Participant’s instruction and authorization to the Company and any brokerage firm determined acceptable to the Company to sell on the Participant’s behalf a whole number of Shares otherwise issuable to the Participant from the RSUs as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy any Tax Withholding Obligations.  Such Shares will be sold on the day the Tax Withholding Obligation arises (e.g., a distribution date) or as soon thereafter as practicable and the proceeds of the sale shall be remitted to the Company or the applicable subsidiary with respect to which the Tax Withholding Obligation arises. The shares of Stock may be sold as part of a block trade with other participants in the Plan in which all participants receive an average price.  The Participant will be responsible for all broker’s fees and other costs of sale, and the Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed the Tax Withholding Obligation, the Company agrees to pay such excess in cash to the Participant as soon as practicable. The Participant acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy Tax Withholding Obligation. Accordingly, the Participant agrees to pay to the Company or the applicable subsidiary with respect to which the Tax Withholding Obligation arises immediately upon demand any amount of the Tax Withholding Obligation that is not satisfied by the sale of Shares described above.  In connection with the sale of Shares pursuant to this paragraph, the brokerage firm is permitted to follow the instructions of the Participant’s 10b5-1 trading plan, if any.

(c)          At any time not less than five (5) business days before any Tax Withholding Obligation arises (e.g., a distribution date), the Participant may elect to satisfy the

Participant’s Tax Withholding Obligation by delivering to the Company or the applicable subsidiary an amount that the Company determines is sufficient to satisfy the Participant’s Tax Withholding Obligation by (i) wire transfer to such account as the Company may direct, (ii) delivery of a certified check payable to the Company, or (iii) such other means as the Company may establish or permit.

(d)           Notwithstanding the foregoing, the Company has the right to override Section 5(b) and/or Section 5(c) in its discretion (e.g., in connection with a Reorganization Event or otherwise) and deduct from payments of any kind otherwise due to the Participant from the Company or any of its subsidiaries the amount of any Tax Withholding Obligation.

6.             Consequences of Reorganization Events.

(a)           In connection with a Reorganization Event (as defined in Section 9(b)(1) of the Plan), the Board may take any one or more of the actions described in Section 9(b)(2) of the Plan with respect to the RSUs granted under this Agreement and Section 9(b)(3) of the Plan shall not apply.

(b)           For purposes of Section 9(b)(2)(i) of the Plan, an RSU shall be considered assumed if, following consummation of the Reorganization Event, such RSU confers the right to receive pursuant to the terms of such RSU, for each Share subject to the RSU immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the settlement of the RSU to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determined to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

7.             Deferral.  In no event may the Company or the Participant defer the delivery of the Shares beyond the date specified in Section 3 of this Agreement, unless such deferral complies in all respects with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

8.             Provisions of the Plan.

This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this Agreement.  Any capitalized terms used in this Agreement but not defined in the Agreement shall have the same meaning as in the Plan.

9.             Section 409A.

(a)           This Agreement and the RSUs granted hereunder are intended to comply with the short-term deferral rule set forth in Treasury Regulation Section 1.409A-1(b)(4) and accordingly be exempt from Section 409A and shall be construed consistently therewith.

(b)           Each RSU granted under this Agreement shall be represented by a separate payment for one Share for purposes of Section 409A.

(c)           Notwithstanding Section 9(a), if any portion of the RSUs granted under this Agreement is not exempt from Section 409A, any payment provided to the Participant in connection with his or her termination of employment is determined to constitute “nonqualified deferred compensation” (within the meaning of Section 409A), and the Participant is a “specified employee” (within the meaning of Section 409A), as determined by the Company in accordance with its procedures, then any payment that would otherwise be made upon the date of the Participant’s “separation from service” (as determined under Section 409A) or within the first six months thereafter will not be made on the originally scheduled date(s) and will instead be paid in a lump sum on the date that is six months and one day after the date of the separation from service, with the balance of the payment thereafter in accordance with the original schedule.

(d)           The Company makes no representations or warranty and will have no liability to the Participant or any other person, other than with respect to payments made by the Company in violation of the provisions of this Agreement, if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of that section.

10.          Miscellaneous.

(a)           No Rights to Continued Service Relationship.  The Participant acknowledges and agrees that the vesting of the RSUs pursuant to Section 2 hereof is earned only by continuing service at the will of the Company (not through the act of being hired or acquiring Shares hereunder).  The Participant further acknowledges and agrees that the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement with the Company for the vesting period, for any period, or at all.  The Participant acknowledges that for all purposes of the Plan his or her service to the Company will cease on his or her last day of active relationship with the Company which shall not include any period of statutory or reasonable notice or any period of deemed service or salary continuation.

(b)           Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws.

(c)           Participant’s Acknowledgments.  The Participant acknowledges that he or she has read this Agreement, has received and read the Plan, and understands the terms and conditions of this Agreement and Plan.  Notwithstanding anything in this Agreement to the contrary, the Participant must accept the grant of RSUs and the terms of this Agreement in the manner determined by the Company no later than thirty (30) days prior to the first vesting date set forth in Section 2(a) above or the Participant will immediately and automatically forfeit all rights to any of the RSUs on the date twenty-nine (29) days prior to such first vesting date.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

A123 Systems, Inc.

By:

Name:
Title:

PARTICIPANT’S ACCEPTANCE OF AGREEMENT

The Participant hereby accepts the foregoing grant as evidenced by this Agreement and agrees to the terms and conditions thereof and acknowledges receipt of a copy of the Company’s 2009 Stock Incentive Plan, as amended.

PARTICIPANT:

Address: